090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20170384732-47
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/07/2017 4:00 PM
	Entity Number E0776232008-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Synthetic Biologics, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article 3 shall be amended to read as follows:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares consisting of: Three Hundred Fifty Million (350,000,000) shares of common stock, $.001 par value per share ("Common Stock"); and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share ("Preferred Stock").

The remaining provisions of Article 3 shall remain the same.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: In excess of 50%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

DocuSigned by:

X Steven A. Shallcross

2067B23E71E84E6...

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.